UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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Business Development Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

BDCA Announces Change to Time and Format of 2020 Annual Meeting of Stockholders

New York, New York, May 28, 2020—Business Development Corporation of America (“BDCA”) today announced that, in light of the continuing concerns surrounding COVID-19, it is postponing its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to Monday, June 8, 2020 at 2:30pm EDT and that the Annual Meeting will be held as a virtual meeting. Stockholders will no longer be able to physically attend the Annual Meeting as BDCA adheres to guidance from the Centers for Disease Control and Prevention and other federal and state health authorities. BDCA’s first priority is to protect the safety and health of its stockholders.

As described in BDCA’s proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2020 (the “Proxy Statement”), stockholders are entitled to participate in the Annual Meeting if they were a stockholder as of the close of business on the April 9, 2020 record date.

To attend and participate in the Annual Meeting, all stockholders must register in advance at http://viewproxy.com/BusinessDevelopmentCorpofAmerica/2020 (the “Meeting Registration Website”) by 11:59 pm EDT on June 6, 2020. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting. Eligible participants who have difficulty accessing the virtual meeting or the Meeting Registration Website may call the technical support number provided.

BDCA encourages eligible stockholders to vote on the proposals prior to the Annual Meeting following the instructions in the Proxy Statement or provided by their brokers. The proxy card included with the Proxy Statement previously distributed will not be updated to reflect the change in location and date and may continue to be used to vote shares in connection with the Annual Meeting. Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate ownership of stock as of the record date, are available at http://viewproxy.com/BusinessDevelopmentCorpofAmerica/2020.

BDCA’s Proxy Statement and other proxy materials are available at www.proxyvote.com/BDCA, and filed with the SEC as proxy material. Regardless of whether you own a few or many shares and whether you plan to attend the virtual Annual Meeting or not, it is important that your shares be voted on matters that come before the Annual Meeting. Any proxy related questions or votes can also be directed to Broadridge at 855-486-7909.

About BDCA

BDCA is a non-traded business development company with a $2.4 billion investment portfolio, which primarily consists of loans to middle market companies, as of March 31, 2020. BDCA operates under the Investment Company Act of 1940. BDCA is managed by its investment adviser, BDCA Adviser, LLC, an affiliate of Benefit Street Partners L.L.C. This press release is not an offer to sell any securities issued by BDCA and is not soliciting an offer to buy such securities. For further information, please visit www.bdcofamerica.com.

 About Benefit Street Partners

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with approximately $27 billion in assets under management. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit and commercial real estate debt. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. For further information, please visit www.benefitstreetpartners.com.

Contacts

BDCA

Business Development Corporation of America

Investor Relations

info@bdca.com

Press Inquiries:

Rachel Bangser

ASC Advisors

rbangser@ascadvisors.com

(203) 992-1230